                                                                   EXHIBIT 12.01


                       Fairchild Semiconductor Corporation

               Computation of Ration of Earnings to Fixed Charges
                              (Dollars in millions)


                                                                                                                       Nine months
                                                            Fiscal year ended May                                         ended
                                                                                                                       February 28,
                                                1994      1995      1996      1997      1998          1998                1999
                                               ------    ------    ------    ------    ------    ----------------         ------
                                                                Historical                          Pro Forma           Historical
                                               ----------------------------------------------    ----------------         ------
Earnings:
      Income (loss) before income taxes        $125.5    $ 74.3    $ 72.3    $ 21.2    $ 42.6    $ 41.4    $(72.7)        $(33.4)
      Interest expense                             --        --        --       9.3      44.7      92.9      67.7           36.8
      Interest portion of rental expense          1.5       1.0       1.6       1.7       3.2       3.2       2.7            2.7
                                               ------    ------    ------    ------    ------    ------    ------         ------
            Total earnings                     $127.0    $ 75.3    $ 73.9    $ 32.2    $ 90.5    $137.5    $ (2.3)        $  6.1
                                               ======    ======    ======    ======    ======    ======    ======         ======

Fixed charges:
      Interest expense                             --        --        --       9.3      44.7      92.9      67.7           36.8
      Interest portion of rental expense          1.5       1.0       1.6       1.7       3.2       3.2       2.7            2.7
                                               ------    ------    ------    ------    ------    ------    ------         ------
            Total fixed charges                $  1.5    $  1.0    $  1.6    $ 11.0    $ 47.9    $ 96.1    $ 70.4         $ 39.5
                                               ======    ======    ======    ======    ======    ======    ======         ======

Ratio of earnings to fixed charges               84.7      75.3      46.2       2.9       1.9       1.4      (0.0)(1)        0.2(1)

(1) Earnings were inadequate to cover fixed charges by $ 72.7 million and $33.4 million, respectively, for the historical and Pro Forma nine months ended February 28, 1999.